                                                                    EXHIBIT 99.1

           CATALYST SEMICONDUCTOR REPURCHASES 1.5 MILLION SHARES FROM
                         INVESTOR IN PRIVATE TRANSACTION


SUNNYVALE, CALIF., APRIL 29, 2002--Catalyst Semiconductor, Inc. (NASDAQ:CATS) (or the "Company") today announced that it has completed the repurchase of 1.5 million shares of its common stock held by Elex N.V., a Belgian holding company, in a private transaction. Prior to this repurchase, Elex owned approximately 29.7% of the Company's outstanding shares. Elex continues to hold another 4.0 million shares of Catalyst Semiconductor common stock. Mr. Roland Duchatelet, the Chairman and CEO of Elex, serves as a member of Company's Board of Directors.

The stock transfer agreement entitled Catalyst Semiconductor to a five percent discount from the April 19, 2002 closing price of the Company's common stock listed on the Nasdaq SmallCap Market, and the repurchase was completed at $3.1255 per share. The company will convert the purchased shares to treasury stock, thereby reducing its shares outstanding to approximately 17 million out of 45 million authorized shares.

"Last September, our board authorized the repurchase of up to 1.5 million shares of the Company's common stock in the open market and in negotiated transactions. Through the quarter ended January 31st, we had only repurchased 193,700 shares. Therefore, with approximately $29 million of cash and cash equivalents on hand, management and the board felt our assets were more than sufficient to fund the Company's operations and that this opportunity to repurchase a large block of our shares at a discount from the market price represented an attractive use of a portion of our excess cash. We believe that the resulting reduction in our capitalization will enhance value to the benefit of our stockholders," said Radu Vanco, Chairman and Chief Executive Officer.

ABOUT CATALYST SEMICONDUCTOR

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Flash Memories, Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

FORWARD LOOKING STATEMENTS

Some of the statements in this press release may be forward-looking. Actual results could differ materially from those expressed in any forward-looking statements. Factors which could cause actual results to differ from expectations include the following: economic conditions in the market generally and in the semiconductor industry specifically, volatility in supply and demand affecting revenues and market prices, price and availability of silicon foundry, assembly and test subcontract capacity required to meet financial targets and/or meet backlog requirements, risks and delays associated with bringing up new production capabilities with deliveries from subcontractors, timing and market acceptance of new products, increased expenses associated with new product introductions or process changes, delays in developing or achieving volume production of new products, which can result in delays or failure to contribute to revenues and profits, ability of the Company to maintain its customer and vendor base and delays in and/or inability in raising additional capital. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading "Certain Factors That May Affect the Company's Future Results of Operations" listed from time to time in Catalyst's SEC reports, including but not limited to the report on Form 10-K for the year ended April 30, 2001 and Form 10-Q for the quarters ended July 31, 2001, October 31, 2001 and January
31, 2002. The forward-looking statements contained in this release are made as of the date hereof, and Catalyst does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.